Exhibit 4.03

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

AMENDMENT NO. 2, dated as of April 30, 2010 (this “Amendment”), to the RIGHTS AGREEMENT, dated as of October 1, 2001 and as amended on February 24, 2006, between TRANSWITCH CORPORATION, a Delaware corporation (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A. (formerly known as Equiserve Trust Company, N.A) as Rights Agent (the “Rights Agreement”).  All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.  Unless otherwise specified herein, all section references made herein are references to sections in the Rights Agreement.

WITNESSETH:

WHEREAS, on October 1, 2001, the Company adopted and executed the Rights Agreement, which was subsequently amended;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may cause the Rights Agreement to be amended at any time prior to such time as any Person becomes an Acquiring Person without the approval of any holders of certificates representing Rights;

WHEREAS, as of the date of this Amendment, no Person has become an Acquiring Person;

WHEREAS, on April 1, 2010, the Board of Directors of the Company authorized and approved a rights offering to raise funds by issuing a dividend of subscription rights (the “Subscription Rights”) to all of the Company’s stockholders (including any permitted transferees of such Subscription Rights, the “Stockholders”) as of a record date to be determined, which was subsequently determined to be April 29, 2010 by the Special Committee of the Board of Directors as constituted on April 1, 2010 (the “Special Committee”), to exercise the Subscription Rights at a price, which was determined by the Special Committee to be $2.40 per share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Subscription Rights Offering”);

WHEREAS, the issuance of the Subscription Rights pursuant to the Subscription Rights Offering may render certain of the Stockholders an “Acquiring Person” under the Rights Agreement;

WHEREAS, in anticipation of and in connection with the Subscription Rights Offering, the parties hereto desire to amend the Rights Agreement for the express purpose of rendering the Rights Agreement inapplicable to the Stockholders as a result of the issuance of Subscription Rights in the Subscription Rights Offering; and

WHEREAS, for avoidance of doubt, the parties hereto are expressly not amending the Rights Agreement to render the Rights Agreement inapplicable to the issuance of the Common Stock upon the exercise of the Subscription Rights;

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Notwithstanding anything to the contrary in the Rights Agreement, the Rights Agreement shall not apply to, and none of the Stockholders will become an Acquiring Person upon, and no Distribution Date or Shares Acquisition will occur as a result of, (i) the approval, execution, delivery, or issuance of the Subscription Rights, or any other document or instrument contemplated by the Subscription Rights Offering; or (ii) the announcement or consummation of the Subscription Rights Offering.

2. The first sentence of the definition of “Acquiring Person” set forth in Section 1 is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, (v) any 2006 Special Exempt Person (as such term is hereinafter defined), or (vi) any Rights Offering Offerees (as such term is hereinafter defined).

3. A new definition is hereby added to Section 1, which new definition shall read in its entirety as follows:

“Rights Offering Offerees” shall mean the holders of Common Stock of the Company, who may as a result of a certain rights offering to be conducted by the Company commencing on or about May 3, 2010, receive a dividend of subscription rights (the “Subscription Rights”), and any permitted transferees of such Subscription Rights.

4. Section 2 is hereby amended by deleting “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)”.

5. Section 21 is hereby amended and supplemented:

(a)           by adding the following language “in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company,” immediately before the word “to” and after the word “and” in the first sentence thereof;

(b)           by deleting “, and to the holders of the Right Certificates by first-class mail” in the first sentence thereof;

(c)           by inserting the words “or entity” immediately before the word “organized” and after the word “corporation” in the sixth sentence thereof; and

(d)           by replacing “$100 million” with “$50 million” and inserting “individually or combined with an Affiliate” immediately thereafter in the sixth sentence thereof.

6. Section 26 is hereby amended and supplemented:

(a)           by adding the following language “overnight delivery service or” in both the first and second sentences immediately before “”first-class” and after “by”

(b)           by deleting:

“Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, Massachusetts  02110

Attention:  Timothy C. Maguire, Esq.”

and replacing it with the following:

“Brown Rudnick LLP
One Financial Center
Boston, MA  02111

Attention:  Jessica H. Collins, Esq.”

(c)           by deleting “Attention: General Counsel” after

“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021”

and replacing it with the following:

“Attention:  Client Services”.

8.  Section 27 is hereby amended and supplemented by adding the following sentence at the end thereof:

“The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company, provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement.”

9. Section 32 is hereby amended and supplemented by adding the following sentence at the end thereof:

“A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.”

10. Except as amended hereby, the Rights Agreement shall continue in full force and effect.

11. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Amendment, regardless of the law that might be applied under principles of conflicts of laws.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed and attested, all as of the day and year first above written.

TRANSWITCH CORPORATION

By:	/s/ Robert A. Bosi
Name:	Robert A. Bosi
Title:	Vice President and Chief Financial Officer

Attest:	/s/ Matthew Gage
Name:	Matthew Gage

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

Attest:	/s/ Jeff Seiders
Name:	Jeff Seiders
Title:	Relationship Manager